                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            FVC.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                          JAMES O. MITCHELL
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1.  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2.  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4.  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5.  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     6.  Amount Previously Paid:
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     7.  Form, Schedule or Registration Statement No.:
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     9.  Date Filed:
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
                                 FVC.COM, INC.
                              3393 OCTAVIUS DRIVE
                                   SUITE 102
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 17, 1999

                            ------------------------

TO THE STOCKHOLDERS OF FVC.COM, INC.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of FVC.COM, INC., a Delaware corporation (the "Company"), will be held on Wednesday, February 17, 1999 at 8:30 a.m. local time at the Company's offices at 3393 Octavius Drive, Suite 102, Santa Clara, California 95054 (together with all adjournments and postponements thereof, the "Special Meeting"), for the following purposes, as more fully described in the attached Proxy Statement:

    1. To consider and vote upon a proposal to approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 750,000 shares to 5,375,000 shares.

    2. To consider and act upon such other business and matters or proposals as may come before the Special Meeting.

    The Board of Directors has fixed the close of business on January 4, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Special Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ LEE F. BENTON
                                          LEE F. BENTON
                                          SECRETARY

Santa Clara, California
January 18, 1999

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 FVC.COM, INC.
                              3393 OCTAVIUS DRIVE
                                   SUITE 102
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 17, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of FVC.COM, Inc., a Delaware corporation (the "Company"), for use at a special meeting of stockholders to be held on February 17, 1999 at 8:30 a.m. local time (together with all adjournments and postponements thereof, the "Special Meeting"), for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's offices, 3393 Octavius Drive, Suite 102, Santa Clara, California 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about January 18, 1999 to all stockholders entitled to vote at the Special Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on January 4, 1999 will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on January 4, 1999 the Company had outstanding and entitled to vote 16,402,853 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on the proposal presented to the stockholders and will have the same effect as a negative vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

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REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3393 Octavius Drive, Suite 102, Santa Clara, California 95054, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than February 9, 1999 in order to be included in the proxy statement relating to that Annual Meeting.

                                   PROPOSAL 1

               APPROVAL OF 1997 EQUITY INCENTIVE PLAN, AS AMENDED

    The Company's 1997 Equity Incentive Plan (the "Plan") was adopted by the Board of Directors (the "Board") in October 1997 and approved by the stockholders in December 1997. In December 1998, the Board approved an amendment to the Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Plan by 750,000 shares from 4,625,000 shares to 5,375,000 shares. As of December 31, 1998, there were 5,375,000 shares of Common Stock reserved for issuance under the Plan.

    As of December 31, 1998, Stock Awards (as defined below) (net of cancelled or expired awards) covering an aggregate of 4,086,007 shares of Common Stock had been granted under the Plan, and 538,993 shares (plus any shares that might in the future be returned to the Plan as a result of cancellations or expiration of Stock Awards) remained available for future grant under the Plan. During fiscal 1998, the Company granted to all current executive officers as a group options to purchase 282,500 shares at exercise prices of $8.25 to $10.20 per share, and to all employees (excluding current executive officers) as a group options to purchase 2,161,000 shares at exercise prices of $8.25 to $16.750 per share.

    Stockholders are requested in this Proposal 1 to approve the Plan, as amended. This amendment is intended to afford the Company greater flexibility in providing employees, directors and consultants with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board. If the stockholders fail to approve this Proposal 1, the Company may experience difficulty in attracting and retaining employees, directors and consultants and in motivating them to exert their best efforts for the success of the Company. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as a negative vote. Broker non-votes are counted towards a quorum for the purposes of the proposal, but are not counted in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 1

    The essential features of the Plan, as amended, are outlined below:

GENERAL

    The Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options, stock bonuses and rights to purchase restricted stock (collectively "Stock Awards") to employees, directors and consultants. Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the various Stock Awards included in the Plan.

PURPOSE

    The Plan provides a means by which selected employees and directors of, and consultants to, the Company and its affiliates may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Plan, seeks to retain the services of current employees, directors, and consultants, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

    The Plan is administered by the Board. The Board has the power to construe and interpret the Plan and the Stock Awards granted under it and, subject to the provisions of the Plan, to determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards, the type of Stock Awards to be granted, when and how each Stock Award shall be granted, the number of shares subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. The Board is authorized to delegate administration of the Plan to a committee composed of two or more members of the Board, all of the members of which committee shall be "non-employee directors" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may also be, in the discretion of the Board, outside directors in accordance with
Section 162(m) of the Code. The Board or committee may delegate to a committee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (ii) not persons with respect to whom the Company wishes to avoid the application of
Section 162(m) of the Code. The Board may abolish any such committee at any time and revest in the Board the administration of the Plan. The Board has delegated administration of the Plan to the Compensation Committee of the Board. As used herein with respect to the Plan, the "Board" also refers to the Compensation Committee as appropriate.

STOCK SUBJECT TO THE PLAN

    If any Stock Award granted under the Plan expires or otherwise terminates in whole or in part without having been exercised in full, the Common Stock not acquired under such Stock Award will revert to and again become available for issuance under the Plan. The Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

    Incentive stock options may be granted under the Plan only to employees (including officers and employee-directors) of the Company and its affiliates. Employees (including officers), directors and consultants are eligible to receive Stock Awards other than incentive stock options.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliates of the Company (a "10% Stockholder"), unless the option exercise price is at least 110% of the fair market value of the Common Stock subject to the option at the date of grant, and the term of the option does not exceed five years from the date of grant. To the extent an option holder would have the right in any calendar year to exercise for the first time one or more incentive stock options for Common Stock having an aggregate fair market value (determined at the time of grant) under this Plan and all other plans of the Company and its affiliates in excess of $100,000, any such excess options (or portions thereof) will be treated as nonstatutory stock options. Subject to certain exceptions, no person may be granted options covering more than 500,000 shares of Common Stock per calendar year.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price for an incentive stock option shall not be less than 100% of the fair market value of the Common Stock on the date of the option grant (not less than 110% of the fair market value for 10% Stockholders); the exercise price for a nonstatutory stock option shall not be less than 85% of the fair market value of the Common Stock on the date of option grant.

    The Board has the authority to reprice outstanding options, and with the consent of affected option holders, to offer option holders the opportunity to replace outstanding options with new options for the same or a different number of shares.

    The exercise price of options granted under the Plan must be paid either:
(i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, (A) by delivery of other Common Stock of the Company, (B) pursuant to a deferred payment or other arrangement, or (C) in any other form of legal consideration acceptable to the Board. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the imputation of interest.

    EXERCISE/VESTING. Options granted under the Plan may vest and become exercisable in cumulative increments as determined by the Board. Shares of Common Stock covered by currently outstanding options under the Plan typically vest at the rate of 10% of the total number of shares subject to the option six months from the date of grant and .0548% daily thereafter throughout the duration of the option holder's employment or services as a director or consultant. Shares covered by options granted in the future under the Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Plan may permit exercise prior to vesting, but any unvested shares so purchased shall be subject to a repurchase right in favor of the Company or to other restrictions the Board determines to be appropriate. To the extent provided by the terms of an option, an option holder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the Common Stock otherwise issuable to the option holder, by delivering already-owned and unencumbered Common Stock of the Company.

    TERM AND TERMINATION. No option is exercisable after the expirations of 10 years from the date it was granted.

    In the event an option holder's continuous service with the Company is terminated, for any reason other than death or disability, the option holder may exercise his or her option (to the extent that the option holder was entitled to exercise it at the time of termination) within the period of time set forth in his or her option agreement following such termination, provided that this period shall not exceed 30 days in the case of any incentive stock option and shall not extend beyond the expiration of the term of the option as set forth in the option agreement.

    In the event an option holder's continuous service with the Company terminates as a result of the option holder's disability, the option holder may exercise his or her option, but only within the period ending on the earlier of
(i) twelve months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement.

    In the event an option holder's continuous service with the Company terminates as a result of the option holder's death, the option holder (or such option holder's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) eighteen months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement.

    RESTRICTIONS ON TRANSFER. An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    PAYMENT. The purchase price under a restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such agreement, but in no event shall the purchase price be less than 85% of the fair market value of the Common Stock on the date such award is made. However, stock bonuses may be awarded to eligible participants in consideration for past services actually rendered to the Company for its benefit.

    The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Plan must be paid either (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other arrangement or (iii) in any other form of legal consideration acceptable to the Board. The Board may award Common Stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

    VESTING. Shares of Common Stock sold or awarded under the Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Plan.

    TERMINATION. In the event a stock bonus or restricted stock holder's continuous service with the Company terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

    RESTRICTIONS ON TRANSFER. Rights under a stock bonus or restricted stock purchase agreement shall not be transferable except by will or by the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order.

ADJUSTMENT UPON CHANGES IN STOCK

    If there is any change in the Common Stock subject to the Plan or subject to any Stock Award without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and the maximum number of shares subject to the Plan, the maximum annual Stock Award applicable under

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the Plan and the class(es) and number of shares and price per share of Common
Stock subject to outstanding Stock Awards will be appropriately adjusted.

    In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then: (i) any surviving corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards for those outstanding under the Plan; or (ii) such Stock Awards shall continue in full force and effect. If any surviving or acquiring corporation refuses to assume or substitute similar stock awards for outstanding Stock Awards granted under the Plan, then such Stock Awards shall be terminated if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Plan at any time or from time to time. The Plan will terminate October 21, 2007 unless sooner terminated by the Board. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

    The Board may amend the Plan at any time or from time to time. No amendment of the Plan will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary in order for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 of the Exchange Act or any Nasdaq or securities exchange listing requirement. The Board may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the corporate deductibility of compensation paid to certain executive officers.

    The Board may amend the terms of any already granted Stock Award at any time or from time to time (subject to the consent of the holder).

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the option holder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option is an alternative minimum tax adjustment item and may increase the option holder's alternative minimum tax liability, if any.

    If an option holder holds Common Stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the option holder upon exercise of the option, any gain or loss on a disposition of such Common Stock will be capital gain or loss. Generally, if the option holder disposes of the Common Stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the option holder will realize taxable ordinary income equal to the lesser of (a) the excess of the Common Stock's fair market value on the date of exercise over the exercise price, or (b) the option holder's actual gain, if any, on the purchase and sale. The option holder's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the Common Stock was held. Long-term capital gains (i.e., gains on capital assets held for more than one year) currently are generally subject to lower tax rates than ordinary income.

Slightly different rules may apply to option holders who acquire Common Stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the option holder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

    There are no tax consequences to the option holder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the option holder normally will recognize taxable ordinary income equal to the excess of the Common Stock's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the option holder. Upon disposition of the Common Stock, the option holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such Common Stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the Common Stock was held. Slightly different rules may apply to option holders who acquire Common Stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Restricted stock purchase awards and stock bonuses granted under the Plan generally have the following federal income tax consequences:

    Upon acquisition of the Common Stock, the recipient normally will recognize taxable ordinary income equal to the excess of the Common Stock's fair market value over the purchase price, if any. However, to the extent the Common Stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the Common Stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the Common Stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such Common Stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the Common Stock. Such gain or loss will be long-term or short-term depending on how long the Common Stock was held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to Stock Awards granted in the future under the Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and
(iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is earned (typically through vesting) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the earning of the awards that the performance goal has been satisfied; and (iv) prior to the earning of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1998 by (i) all those known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

                                                                   BENEFICIAL OWNERSHIP (1)
                                                             ------------------------------------
BENEFICIAL OWNER                                             NUMBER OF SHARES   PERCENT OF TOTAL
-----------------------------------------------------------  -----------------  -----------------
Entities Affiliated with Accel IV L.P (2)..................       1,111,954               6.8
  428 University Avenue
  Palo Alto, CA 94301
Ralph Ungermann (3)........................................       2,728,454              16.5
James O. Mitchell (4)......................................         429,551               2.6
Allwyn Sequeira (5)........................................         502,311               3.0
Alan J. McMillan (6).......................................         239,809               1.5
James M. Nielsen (7).......................................         124,665             *
Neal M. Douglas (8)........................................          65,660             *
Pier Carlo Falotti (9).....................................          92,865             *
David A. Norman (10).......................................         144,532             *
James R. Swartz (11).......................................       1,153,817               7.0
Enzo Torresi (12)..........................................         170,541             *
Robert Wilmot (13).........................................         185,915               1.1
All directors and executive officers as a group
  (11 persons) (14)........................................       5,652,205              33.6

------------------------

   * Less than one percent (1%).

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 1998. Percentage of beneficial ownership is based on 16,402,853 shares of Common Stock outstanding as of December 31, 1998. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Includes 1,047,675 shares held by Accel IV L.P., 42,319 shares held by Accel Investors '93 L.P., 21,731 shares held by Accel Keiretsu L.P. and 229 shares held by Accel Partners & Co. Inc.

 (3) Includes 2,572,499 shares held in the name of Ralph Ungermann, Trustee or Successor Trustee of the Ralph K. Ungermann Living Trust U/A/D May 18, 1988, as amended. Also includes 155,955 shares Mr. Ungermann has the right to acquire pursuant to options exercisable within 60 days of December 31, 1998.

 (4) Includes 343,750 shares Mr. Mitchell acquired pursuant to restricted stock awards, 98,803 of which are subject to repurchase by the Company as of the date hereof. Also includes 33,058 shares Mr. Mitchell has the right to acquire pursuant to options exercisable within 60 days of December 31, 1998.

 (5) Includes 360,000 shares Mr. Sequeira acquired pursuant to restricted stock awards, 39,249 of which are subject to repurchase by the Company as of the date hereof. Also includes 72,311 shares

     Mr. Sequeira has the right to acquire pursuant to options exercisable within 60 days of December 31, 1998.

 (6) Includes 177,250 shares Mr. McMillan acquired pursuant to restricted stock awards, 66,928 of which are subject to repurchase by the Company as of the date hereof. Also includes 46,118 shares Mr. McMillan has the right to acquire pursuant to options exercisable within 60 days of December 31, 1998 and 250 shares held by Mr. McMillan's spouse.

 (7) Includes 120,447 shares Mr. Nielsen has the right to acquire pursuant to options exercisable within 60 days of December 31, 1998.

 (8) Includes 62,500 shares held in the name of Venture Fund I, L.P., of which Mr. Douglas is a general partner. Mr. Douglas disclaims beneficial ownership of all shares owned by Venture Fund I, L.P., except to the extent of his pro rata interest in the partnership. Also includes 2,865 shares Mr. Douglas has the right to acquire pursuant to an option exercisable within 60 days of December 31, 1998.

 (9) Includes 2,865 shares Mr. Falotti has the right to acquire pursuant to an option exercisable within 60 days of December 31, 1998.

 (10) Includes 141,667 shares held in the name of David Arthur Norman and Mamie
      R. Norman TTEE, Norman Family Revocable Trust, U/A DTD 8/20/87. Also includes 2,865 shares Mr. Norman has the right to acquire pursuant to an option exercisable within 60 days of December 31, 1998.

 (11) Includes 1,047,675 shares held by Accel IV L.P., 42,319 shares held by Accel Investors '93 L.P, 21,731 shares held by Accel Keiretsu L.P., 229 shares held by Accel Partners & Co. Inc., 24,613 shares held by James R. Swartz and 14,385 shares held by the Swartz Family Partnership. Mr. Swartz is a general partner of partnerships which are the general partner of various Accel and certain other partnerships and, as such may be deemed to share voting and investment power with respect to such shares. Mr. Swartz disclaims beneficial ownership of all shares held by such entities except to the extent of his pro rata interests in such partnerships. Also includes 2,865 shares Mr. Swartz has the right to acquire pursuant to an option exercisable within 60 days of December 31, 1998.

 (12) Includes 2,865 shares Mr. Torresi has the right to acquire pursuant to an option exercisable within 60 days of December 31, 1998.

 (13) Includes 178,750 shares held in the name of Robert W. Wilmot and Mary J. Wilmot, trustees of the Wilmot Living Trust u/d/t dated April 18, 1995 (the "Wilmot Living Trust"). Also includes 7,164 shares the Wilmot Living Trust has the right to acquire pursuant to options exercisable within 60 days of December 31, 1998.

 (14) Includes 442,214 shares issuable upon exercise of options within 60 days of December 31, 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company does not currently compensate directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. The Company may compensate non-employee directors in the future.

    All of the Company's non-employee directors are entitled to receive non-discretionary annual stock option grants under the Company's 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), adopted in September 1997. Under the Directors' Plan, each non-employee director who was a director at the time of the Directors' Plan adoption date was automatically granted an option to purchase 10,000 shares of Common Stock. Each non-employee director who is first elected to the Board after the Directors' Plan adoption date will automatically be granted an option to purchase 30,000 shares of Common Stock. Each non-employee director will additionally be granted an option to purchase 10,000 shares of Common Stock on each anniversary of each such director's original grant under the Directors' Plan. Options granted under the Directors' Plan are granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Directors' Plan have a ten-year term and will vest over a period of five years, with ten percent of the shares vesting after six months and the remaining shares vesting ratably on a daily basis thereafter.

    During fiscal 1998, the Company granted to Messrs. Douglas, Falotti, Norman, Swartz, Torresi and Wilmot options to purchase 10,000, 10,000, 10,000, 10,000, 10,000, and 30,000 shares, respectively, at exercise prices per share of $9.875, $9.875, $9.875, $9.875, $9.875, and $10.00 respectively, the fair market value of the Common Stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, certain compensation awarded or paid to, or earned by, the Company's President and Chief Executive Officer and the Company's other four most highly compensated executive officers who earned more than $100,000 in salary and bonus (the "Named Executive Officers") at December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                -------------
                                                         ANNUAL COMPENSATION     SECURITIES
                                                        ----------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                FISCAL YEAR  SALARY($)   BONUS($)     OPTIONS (#)   COMPENSATION($)(1)
-----------------------------------------  -----------  ---------  -----------  -------------  -------------------
Ralph Ungermann..........................        1998     175,000      72,840        --                 3,412
  Chairman, Chief Executive                      1997     175,000      60,110        --                 4,770
  Officer, and President                         1996     175,000      49,950       300,000             5,400

James O. Mitchell........................        1998     150,000      38,830        --                 2,224
  Vice President, Operations                     1997     150,000      24,110        25,000             2,440
  and Chief Financial Officer                    1996     150,000      17,045        66,666             2,400

Allwyn Sequeira..........................        1998     156,250      73,700       205,000             6,746
  Vice President, Engineering                    1997     125,000      72,095       100,000             5,842
  and Chief Technical Officer                    1996     103,937      28,550        66,666             5,392

Alan J. McMillan.........................        1998      96,635      96,209        75,000             1,734
  Vice President, Sales                          1997      96,000      58,515        15,000             2,200
                                                 1996     105,000      68,470        66,666             2,378

James M. Nielsen.........................        1998     150,000      29,910         2,500             4,957
  Vice President, Marketing                      1997     126,689      11,250        75,000             4,087
                                                 1996      22,119(2)     --         100,000               654

------------------------

(1) Represents insurance premiums paid by the Company with respect to group life and health insurance for the benefit of the Named Executive Officer.

(2) Mr. Nielsen commenced employment with the Company in October 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1998 to each of the Named Executive Officers:

                                                        INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                   ------------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER OF       PERCENTAGE OF                              ANNUAL RATES OF STOCK
                                     SECURITIES       TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                     UNDERLYING     GRANTED IN FISCAL   EXERCISE                     OPTION TERM(4)
                                   OPTIONS GRANTED        YEAR            PRICE     EXPIRATION   ----------------------
NAME AND PRINCIPAL POSITION            (#)(1)            (%)(2)         ($/SH)(3)      DATE        5% ($)     10% ($)
---------------------------------  ---------------  -----------------  -----------  -----------  ----------  ----------
Ralph Ungermann..................        --                --              --           --           --          --

James O. Mitchell................        --                --              --           --           --          --

Allwyn Sequeira..................         5,000             *               10.20     04/19/08       32,074      81,281
                                        200,000               7.9           10.00     10/12/08    1,257,789   3,187,485

Alan J. McMillan.................        25,000               1.0           10.20     04/19/08      160,368     406,404
                                         25,000               1.0           10.00     10/12/08      157,224     398,436
                                         25,000               1.0            8.25     10/27/08      129,710     328,709

James M. Nielsen.................         2,500(5)          *               10.20     04/19/08       16,037      40,640

------------------------

*   Less than 1%.

(1) Generally 10% of the options become exercisable six months after the vesting commencement date and .0548% each day thereafter for 54 months. The term of each option granted is generally the earlier of (i) ten years or (ii) 30 days after termination of the employment of the holder.

(2) Based on an aggregate of 2,523,500 options granted to employees, consultants and directors, including the Named Executive Officers, of the Company during the fiscal year ended December 31, 1998.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. All calculations are based on rounding the number of years remaining on the term of the option to the nearest whole number. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(5) The shares subject to this option will be fully vested and exercisable as of June 15, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

    This table discloses the aggregate dollar value realized upon exercise of stock options in the last fiscal year by the Named Executive Officers. For each Named Executive Officer, the table also includes the total number of unexercised options and the aggregate dollar value of in-the-money unexercised options held at the end of the last completed fiscal year, separately identifying the exercisable and unexercisable options.

                                                                            NUMBER OF SECURITIES
                                                                           UNDERLYING UNEXERCISED      VALUE OF IN-THE-MONEY
                                                                               OPTIONS AS OF               OPTIONS AS OF
                                                                             DECEMBER 31, 1998         DECEMBER 31, 1998(1)
                                       SHARES ACQUIRED                   --------------------------  -------------------------
                                         ON EXERCISE    VALUE REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
NAME                                         (#)              ($)            (#)           (#)          ($)           ($)
-------------------------------------  ---------------  ---------------  -----------  -------------  ----------  -------------
Ralph Ungermann......................             0                0        146,090        153,910    1,899,170     2,000,830
James O. Mitchell....................             0                0         30,044         51,622      333,653       535,922
Allwyn Sequeira......................             0                0         66,672        304,994      755,882     2,170,193
Alan J. McMillan.....................             0                0         42,613        114,053      483,430       941,144
James M. Nielsen.....................             0                0         90,417         83,083    1,071,690       940,435

------------------------

(1) Valuations above for unexercised in-the-money options are based on the difference between the option price and fair market value of $15.75 per share at December 31, 1998.

                              EMPLOYMENT AGREEMENT

    In December 1998, the Company entered into an employment agreement with Richard M. Beyer. Pursuant to the agreement, the Company will employ Mr. Beyer as Chief Executive Officer of the Company effective January 7, 1999. Mr. Beyer will also be appointed as a member of the Board. Mr. Beyer's compensation pursuant to the employment agreement consists of a base salary of $300,000, subject to annual adjustment, along with an annual bonus (not to be less than one-third of Mr. Beyer's base salary for 1999) that is based on meeting or exceeding certain performance targets. In addition, effective January 7, 1999, Mr. Beyer will be granted a stock option with a term of ten (10) years to purchase 600,000 shares of the Company's Common Stock under the Plan. The shares covered by the option shall vest and become exercisable over a period of 60 months. 10% of the shares covered by the option shall vest 6 months after the date of grant of the option and the remaining shares covered by the option shall vest and become exercisable on a daily basis thereafter.

    In the event that Mr. Beyer's employment with the Company is terminated for any reason other than cause, death or disability, he will be entitled to receive
(i) salary continuation payments (at his monthly base salary rate) for 12 months after his date of termination, (ii) bonus continuation payments (totaling the bonus in effect on the date of termination) for 12 months after his date of termination and (iii) extended health coverage for 12 months after his date of termination or until he is covered under another employer's health plan, whichever is earlier. In addition, the unvested portion of any Stock Awards held by Mr. Beyer will accelerate by a period of one year as of the date of termination.

    In the event that Mr. Beyer's employment with the Company is terminated for death or disability on or prior to January 1, 2001, the unvested portion of any Stock Awards held by Mr. Beyer will accelerate by a period of one year as of the date of termination.

    Notwithstanding the above, if, within 18 months following the date of a change of control of the Company, Mr. Beyer's employment with the Company is terminated for any reason other than cause, death or disability, he will be entitled to receive (i) salary continuation payments (at his monthly base salary rate) for 12 months after his date of termination, (ii) bonus continuation payments (totaling the bonus in effect on the date of termination) for 12 months after his date of termination and (iii) extended health coverage for 12 months after his date of termination or until he is covered under another employer's health plan, whichever is earlier. In addition, the unvested portion of any Stock Awards held by Mr. Beyer will accelerate by a period of 18 months as of the date of termination.

    In the event that the severance, acceleration of stock options and other benefits provided for in Mr. Beyer's employment agreement (i) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Code and (ii) would be subject to the excise tax imposed by
Section 4999 (as it may be amended or replaced) of the Code, then such benefits shall be either (a) delivered in full or (b) delivered as to such lesser extent that would result in no portion of such benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account applicable taxes (including the excise tax) results in receipt by Mr. Beyer, on an after-tax basis, of the greatest amount of benefits. In the event of a reduction in benefits, Mr. Beyer will choose which benefits to reduce.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No current member of the Compensation Committee is an officer or employee of the Company. No. executive officer of the company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

                      BY ORDER OF THE BOARD OF DIRECTORS.

Santa Clara, California
January 18, 1999

                                 FVC.COM, INC.

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR A
        SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 17, 1999

     The undersigned hereby appoints RALPH UNGERMANN and RICHARD BEYER and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of FVC.COM, Inc. (the ""Company'') which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's offices at 3393 Octavius Drive, Suite 102, Santa Clara, California on Wednesday, February 17, 1999, at 8:30 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

                                                          Please mark
                                                         your votes as     /X/
                                                         indicated in
                                                         this example

Unless a contrary direction is indicated, this Proxy will be voted for Proposal 1 as more specifically described in the proxy statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

MANAGEMENT RECOMMENDS A VOTE
FOR PROPOSAL 1.

                                             FOR       AGAINST     ABSTAIN
PROPOSAL 1: To approve the Company's         / /         / /         / /
1997 Equity Incentive Plan, as
amended, to increase the aggregate
number of shares of Common Stock
authorized for issuance under such
plan by 750,000 shares to 5,375,000
shares.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)                                        Dated                , 1999
            --------------------------------------        ---------------

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                           - FOLD AND DETACH HERE -